As filed with the Securities and Exchange Commission on August 24, 2009

Registration No. 333-161234

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InfrastruX Group, Inc.

(Exact name of registrant as specified in its charter)

Washington	1623	91-2063014
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

600 University Street, Suite 600

Seattle, Washington 98101-1176

(206) 494-4010

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael T. Lennon

President and Chief Executive Officer

InfrastruX Group, Inc.

600 University Street, Suite 600

Seattle, Washington 98101-1176

(206) 494-4010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark Stegemoeller Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071-1560 (213) 485-1234	Stacy J. Kanter Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective, on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE TO AMENDMENT NO. 1

This Amendment No. 1 to the Registration Statement on Form S-1 of InfrastruX Group, Inc. is being filed solely for the purpose of filing an additional exhibit to the Registration Statement. This Amendment No. 1 does not modify any provision of the Prospectus constituting Part I of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses, other than underwriting commissions, we expect to incur in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Type	Amount
Securities and Exchange Commission Registration Fee		$16,182
Financial Industry Regulatory Authority, Inc. Filing Fee		29,500
New York Stock Exchange Fee			*
Printing and Engraving Expenses			*
Legal Fees and Expenses			*
Accounting Fees and Expenses			*
Transfer Agent and Registrar Fees			*
Miscellaneous Expenses			*

Total	$		*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act, or WBCA, authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for this purpose.

Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant plans to amend and restate its articles of incorporation (to be filed by amendment as Exhibit 3.1 hereto) and bylaws (to be filed by amendment as Exhibit 3.2 hereto) to contain provisions for implementing, to the fullest extent permitted by Washington law, these limitations on a director’s liability to the registrant and its shareholders.

The registrant expects to enter into certain indemnification agreements with its directors and certain of its officers, the form of which is to be filed by amendment as Exhibit 10.1 to this registration statement. The indemnification agreements will provide the registrant’s directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA.

The underwriting agreement (to be filed by amendment as Exhibit 1.1 hereto) provides for indemnification by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued by the registrant since January 1, 2006 and not registered under the Securities Act. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

On May 6, 2006, the registrant issued 45,748,000 shares of its common stock to InfrastruX Holdings, LLC, the registrant’s parent, in connection with the TPF Acquisition. Total consideration paid for this acquisition was $282.1 million. The issuance of such shares was conducted in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Section 4(2), on the basis that such transactions did not involve a public offering.

In December 2006, the registrant issued 3,202,360 shares of its common stock to InfrastruX Holdings, LLC in connection with the transfer of its contributed interest in Halpin Line Construction. Total consideration paid for this issuance was $11.2 million. The issuance of such shares was conducted in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Section 4(2), on the basis that such transactions did not involve a public offering.

Since January 1, 2006, the registrant has issued 4,434,900 stock appreciation rights to employees with a base value of $3.53 per stock appreciation right. The issuances of such stock appreciation rights were conducted in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b), which relates to exemptions for offers and sales of securities pursuant to certain compensatory benefit plans.

Since January 1, 2006, the registrant has issued 327,100 restricted stock units to employees representing 327,100 shares of its common stock. The issuances of such restricted stock units were conducted in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b), which relates to exemptions for offers and sales of securities pursuant to certain compensatory benefit plans.

Item 16. Exhibits and Financial Statement Schedules.

See “Exhibit Index.”

Item 17. Undertakings.

The undersigned hereby undertakes as follows:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commissions such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 24th day of August, 2009.

INFRASTRUX GROUP, INC.

By:	/s/ MICHAEL T. LENNON
Michael T. Lennon
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 24th day of August, 2009.

Name	Title

/s/ MICHAEL T. LENNON Michael T. Lennon	President, Chief Executive Officer and Director (Principal Executive Officer)

* Lanny H. Michael	Chief Financial Officer (Principal Financial Officer)

* Craig S. Eudy	Chief Accounting Officer (Principal Accounting Officer)

* Paul G. Smith	Director

* Alan B. Levande	Director

* Daniel E. Lonergan	Director

*By:	/s/ MICHAEL T. LENNON
Michael T. Lennon
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1*	Underwriting Agreement.

2.1*	LLC Membership Interest Purchase Agreement, dated as of November 3, 2006, by and among Registrant, William J. Haugland, Hawkeye Group LLC and InfrastruX Hawkeye Holdings, LLC. Portions of this exhibit have been omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

3.1*	Amended and Restated Articles of Incorporation of Registrant.

3.2*	Amended and Restated Bylaws of Registrant.

4.1*	Form of Common Stock Certificate.

4.2*	Registration Rights Agreement, dated as of , between Registrant and InfrastruX Holdings, LLC.

5.1*	Opinion of Stoel Rives LLP.

10.1*	Form of Indemnity Agreement.

10.2**	Credit Agreement, dated as of November 3, 2006, among Registrant, as Borrower, the Other Credit Parties party thereto, the Lenders party thereto, as Lenders, and Credit Suisse, Cayman Islands Branch, as an Issuing Bank, the Swing Line Lender and the Administrative Agent.

10.3**	First Amendment to Credit Agreement, dated as of September 28, 2007, among Registrant, as Borrower, the Other Credit Parties party thereto, the Lenders party thereto, as Lenders, and Credit Suisse, Cayman Islands Branch, as an Issuing Bank, the Swing Line Lender and the Administrative Agent.

10.4**	Security and Pledge Agreement, dated November 3, 2006, among Registrant, as Borrower, InfrastruX Holdings LLC, certain domestic subsidiaries of Registrant, as Subsidiary Guarantors, and Credit Suisse, Cayman Islands Branch, as Administrative Agent for holders of the Secured Obligations.

10.5***	Master Services Agreement, dated June 12, 2008, between Registrant and Oncor Electric Delivery Company LLC.

10.6**	2007 Equity Incentive Plan.

10.7**	Form Restricted Stock Unit Award Agreement.

10.8**	Form Stock Appreciation Rights Agreement.

10.9**	Form Long Term Incentive Bonus Agreement.

10.10**	Stockholders Agreement, dated as of December 12, 2007, between Registrant, InfrastruX Holdings, LLC and certain management stockholders party thereto.

10.11**	Employment Agreement, dated as of May 8, 2006, between Registrant and Michael T. Lennon.

10.12**	Employment Agreement, dated as of July 11, 2008, between Registrant and Richard Schwartz.

10.13**	Amendment to Employment Agreement, dated as of December 31, 2008, between Registrant and Richard Schwartz.

10.14**	Employment Agreement, dated as of May 2, 2009, between Registrant and Lanny H. Michael.

10.15**	Employment Agreement, dated as of July 14, 2009, between Registrant and Stanley B. Klimberg.

10.16**	Employment Agreement, dated as of May 8, 2006, between Registrant and Douglas Madison.

10.17**	Amendment to Employment Agreement, dated as of December 31, 2008, between Registrant and Douglas Madison.

Exhibit Number	Exhibit Description

10.18**	Non-Competition/Non-Solicitation/Non-Disclosure Agreement, dated as of May 5, 2006, between Registrant and John Higgins.

10.19**	Compensation and Severance Agreement, dated as of November 30, 2006, between Registrant and John Higgins.

10.20**	Severance Agreement, dated as of November 20, 2008, between Registrant and John Higgins.

10.21**	Amendment to Compensation and Severance Agreement, dated as of December 31, 2008, between Registrant and John Higgins.

10.22**	Non-Competition/Non-Solicitation/Non-Disclosure Agreement, dated as of June 23, 2009, between Registrant and Craig S. Eudy.

10.23**	Amended and Restated Management Agreement, dated November 3, 2006, between Registrant and Tenaska Capital Management, LLC.

21.1**	List of Subsidiaries.

23.1**	Consent of KPMG LLP

23.3*	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (see page II-3 of this Registration Statement).

*	To be filed by amendment.

**	Previously filed.

***	Filed herewith. Portions of this exhibit have been omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission.